Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

MEDTOX SCIENTIFIC ANNOUNCES

FIRST QUARTER RESULTS

ST. PAUL, Minn., April 16, 2008 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the first quarter ended March 31, 2008:

•	Revenues for the quarter increased $1.7 million to $20.7 million, or 8.8%
•	Gross profit for the quarter increased $430,000 to $9.2 million, or 4.9%
•	Operating expenses decreased as a percentage of revenues to 31.3% from 33.2%
•	Operating income for the quarter increased to $2.7 million or 11.4%
•	Operating margin increased to 13.0% from 12.7%
•	Pre-tax income was $2.5 million up 12.3%
•	Diluted EPS for the quarter was $0.18 the same as last year which reflects a 36.5% tax rate for the quarter, compared to 30.1% last year.

For the three-month period, revenues were $20,705,000, compared to $19,026,000 from the prior-year period. The Company recorded operating income of $2,697,000 for the three-month period, compared to $2,420,000 for the prior-year period. The Company recorded net income of $1,587,000, or $0.18 per diluted share for the three-month period, compared to $1,555,000, or $0.18 per diluted share for the prior-year period.

The Diagnostic Segment had an excellent quarter increasing revenue by 27.6% to a record $5.2 million. The revenue growth drove an increase in operating margin in the segment to 24.8% from 15.8%. This would indicate that to date there has not been a significant negative impact from the recall of our reader in the ER market. As we noted in a previous filing, we have submitted a 510(k) application to the FDA for “prescription use” marketing approval for the reader in order to place it back into the market, both to satisfy existing customers and to grow the customer base.

The Laboratory Segment was negatively impacted in the quarter by a 3% reduction in revenue from existing workplace drugs-of-abuse clients. We believe that the reduced test volume from existing clients is attributable to economic conditions affecting hiring decisions. Laboratory expenses were higher by $300,000 in the quarter attributable to expansion of our clinical laboratory, which we announced at our year-end conference call. These increased expenses negatively affected both earnings and Laboratory gross margin, since, to date, we have generated only a small amount of incremental revenue as a result of the expansion. As we have stated previously we are taking a long term view, but our expectation is to begin to see a more positive contribution in the second half of the year.

On a comparative basis year over year, the first quarter of 2007 was extremely strong in the Laboratory Segment especially in our clinical trials services (CTS) which is project oriented and therefore more variable from quarter to quarter. Additionally, the tax rate for last year’s first quarter was 30.1% compared to 36.5% in the current quarter, which negatively affects the quarter over quarter comparison for both net income and fully diluted EPS.

Results for the first quarter were consistent with our expectations. Based on our strong performance in the Diagnostics Segment, successful emphasis on expense control, growing number of signed protocols in CTS and new service offerings in our laboratory, we are well positioned for the rest of 2008.

MEDTOX will hold a teleconference to discuss first quarter 2008 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. To access the teleconference, dial (800) 822-4794 ten minutes before the scheduled start time on April 16. International callers may access the call by dialing (913) 312-1295. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through April 23 by dialing (888) 203-1112, passcode # 6344583. International callers may access the replay at (719) 457-0820, with the same passcode # 6344583.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2007 Annual Report on Form 10-K and incorporated herein by reference.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
REVENUES:
Laboratory services	$15,519	$14,961
Product sales	5,186	4,065
	20,705	19,026

COST OF REVENUES:
Cost of services	9,604	8,792
Cost of sales	1,929	1,492
	11,533	10,284

GROSS PROFIT	9,172	8,742

OPERATING EXPENSES:
Selling, general and administrative	5,870	5,725
Research and development	605	597
	6,475	6,322

INCOME FROM OPERATIONS	2,697	2,420

OTHER EXPENSE:
Interest expense	(30)	(57)
Other expense	(167)	(137)
	(197)	(194)

INCOME BEFORE INCOME TAX EXPENSE	2,500	2,226

INCOME TAX EXPENSE	(913)	(671)

NET INCOME	$1,587	$1,555

BASIC EARNINGS PER COMMON SHARE	$0.19	$0.19

DILUTED EARNINGS PER COMMON SHARE	$0.18	$0.18

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,447,875	8,178,483
Diluted	8,968,547	8,854,830

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$ 1,353	$ 2,220
Accounts receivable, net	14,598	13,810
Inventories	4,336	3,910
Other current assets	2,945	2,943
Total current assets	23,232	22,883

Building, equipment and improvements, net	26,840	26,885

Other assets	19,572	20,181
Total assets	$ 69,644	$ 69,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 11,027	$ 11,634

Long-term debt	810	979

Other long-term obligations	1,787	1,680

Stockholders’ equity	56,020	55,656
Total liabilities and stockholders’ equity	$ 69,644	$ 69,949

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